As filed with the Securities Exchange Commission on March 25, 2019

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

FIFTH THIRD BANCORP

(Exact Name of Registrant as Specified in its Charter)

Ohio	31-0854434
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

38 Fountain Square Plaza

Cincinnati, Ohio 45263

(Address, including zip code, of Registrant’s Principal Executive Offices)

MB Financial, Inc. Non-Stock Deferred Compensation Plan

(Full title of the plan)

Saema Somalya, Esq.

Fifth Third Bancorp

38 Fountain Square Plaza

MD 10909F

Cincinnati, Ohio 45263

(513) 534-4300

(Name, address and telephone number, including area code, of agent for service)

With a copy to:

Christopher England, Esq.

Fifth Third Bancorp

38 Fountain Square Plaza

MD 10909F

Cincinnati, Ohio 45263

(513) 534-4300

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated file	☐	Smaller reporting company	☐

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Deferred compensation obligations (1)	$4,000,000	N/A	$4,000,000(2)	$485.00

(1)

The deferred compensation obligations are unsecured obligations of Fifth Third Bancorp to pay up to $4,000,000 of deferred compensation from time to time in the future in accordance with the terms of the MB Financial, Inc. Non-Stock Deferred Compensation Plan (the “Plan”).

(2)	The proposed maximum aggregate offering price was estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) under the Securities Act of 1933, as amended.

EXPLANATORY NOTE

On March 22, 2019, a newly formed subsidiary of Fifth Third Bancorp (the “Registrant” or “Fifth Third”) merged with and into MB Financial, Inc. (“MB Financial”), with MB Financial as the surviving corporation (the “Merger”). In connection with the Merger, the Registrant assumed sponsorship of the MB Financial, Inc. Non-Stock Deferred Compensation Plan (the “Plan”) and the deferred compensation obligations thereunder (the “Deferred Compensation Obligations”) pursuant to the Agreement and Plan of Merger, dated as of May 20, 2018, by and among the Registrant, Fifth Third Financial Corporation and MB Financial. This Registration Statement on Form S-8 is being filed to register $4,000,000 of unsecured obligations of Fifth Third to pay deferred compensation from time to time in the future in accordance with the terms of the Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participating employees in the Plan as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended. The Registrant is not required to, and is not, filing with the Securities and Exchange Commission (the “Commission”) such document(s), either as part of this Registration Statement or as a prospectus or prospectus supplement pursuant to Rule 424 under the Securities Act. Such document(s) and the documents incorporated by reference herein pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus (the “Prospectus”) that meets the requirements of Section 10(a) of the Securities Act of 1933, as amended.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.	INCORPORATION OF DOCUMENTS BY REFERENCE

The following documents that Fifth Third has filed with the Commission under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference into this Registration Statement:

•	Fifth Third’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018; and

•	Fifth Third’s Current Reports on Form 8-K filed January 23, 2019, January 25, 2019, March 7, 2019, March 11, 2019, March 15, 2019, March 18, 2019 and March 22, 2019.

In addition, all reports and other documents subsequently filed (but not furnished) by Fifth Third pursuant to Sections 13(a), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents with the Commission. Copies of these documents are not required to be filed with this Registration Statement. Any statement contained in a document incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement, or in any other subsequently filed document that also is or is deemed to be incorporated by reference in this Registration Statement, modifies or supersedes such prior statement. Any statement contained in this Registration Statement shall be deemed to be modified or superseded to the extent that a statement contained in a subsequently filed document that is or is deemed to be incorporated by reference in this Registration Statement modifies or supersedes such prior statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

No document or information deemed to be furnished and not filed in accordance with rules of the Commission shall be deemed to be incorporated herein by reference unless such document or information expressly provides to the contrary.

ITEM 4.	DESCRIPTION OF SECURITIES

The Plan provides a select group of management and highly compensated employees of MB Financial and certain of its subsidiaries, as well as directors of MB Financial, with the opportunity to elect to defer up to 100% of their base annual salary, annual bonus and/or compensation for service as a director, as the case may be. The Deferred Compensation Obligations are general unsecured obligations of Fifth Third and its subsidiaries to pay deferred compensation in the future to participants in the Plan in accordance with the terms of the Plan from the general assets of Fifth Third and its subsidiaries.

For deferrals under the Plan, the participant’s account balance is credited or debited based on the performance of one or more measurement funds, which in turn are based on certain mutual funds selected from time to time by Fifth Third’s board of directors (or the committee appointed by the board to administer the Plan (the “Committee”)) to act as measurement devices. The participant selects the particular measurement fund(s) for his or her account. Fifth Third is not obligated to actually invest any deferred amounts in those measurement funds, and in the event Fifth Third or the trustee in its discretion decides to invest in any or all of the measurement funds, no participant has any rights in or to such investments themselves.

For participants who are employees of MB Financial and/or one of its subsidiaries, their employer, in its sole discretion, may, for each plan year, make matching and additional employer contributions to the participant’s account. A participant is always 100% vested in his or her account balance, including any matching and additional employer contributions. With certain exceptions, the Deferred Compensation Obligations generally will be paid after the earlier of (1) a fixed payment date, if any, as may be selected by the participant with respect to deferrals of his or her base annual salary, annual bonus, or director compensation in accordance with the Plan’s short-term payout provisions, or (2) the termination of the participant’s employment or service. Payments made pursuant to a participant’s election to be paid in connection with the short-term payout provisions of the Plan generally will be made in a lump sum. A payout triggered by the termination of the participant’s employment or service generally will be made in a lump sum unless the participant has made a proper election under the Plan to be paid in installments over a 60- or 120-month period. Elections and payments to “specified employees” are subject to compliance with Section 409A of the Internal Revenue Code of 1986, as amended, and any regulations or guidance of general applicability thereunder, including a six-month delay in payments triggered on termination of employment. The Plan provides for early withdrawal, with the approval of the Committee, of a participant’s account balance in the event of an unforeseeable financial emergency. All distributions under the Plan are made in cash.

A trust established under the Plan to hold assets of the plan is a general creditor of Fifth Third and its assets are subject to the claims of creditors in the event of Fifth Third’s bankruptcy or insolvency.

The Plan may be amended or terminated at any time; generally, however, no amendment may decrease or restrict the value of a participant’s account balance then in existence, calculated as if the participant had experienced a separation from service as of the effective date of the amendment.

No amount payable under the Plan is subject to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, or charge, voluntary or involuntary. The Deferred Compensation Obligations are not subject to redemption, in whole or in part, prior to their designated payment dates at the option of Fifth Third, or through operation of a mandatory or optional sinking fund or analogous provision. The Deferred Compensation Obligations are not convertible into another security of Fifth Third. The Deferred Compensation Obligations do not have the benefit of a negative pledge or any other affirmative or negative covenant on the part of Fifth Third.

ITEM 5.	INTERESTS OF NAMED EXPERTS AND COUNSEL

Not applicable.

ITEM 6.	INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 1701.13(E) of the Ohio Revised Code provides that a corporation may indemnify or agree to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, other than an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, against expenses, including attorney’s fees, judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit, or proceeding, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if he had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit, or proceeding by judgment, order, settlement, or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, that he had reasonable cause to believe that his conduct was unlawful.

Section 1701.13(E)(2) further specifies that a corporation may indemnify or agree to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor, by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, against expenses, including attorney’s fees, actually and reasonably incurred by him in connection with the defense or settlement of such action or suit, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any of the following: (a) any claim, issue, or matter as to which such person is adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless, and only to the extent, that the court of common pleas or the court in which such action or suit was brought determines, upon application, that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court of common pleas or such other court shall deem proper; and (b) any action or suit in which the only liability asserted against a director is pursuant to Section 1701.95 of the Ohio Revised Code concerning unlawful loans, dividends and distribution of assets.

In addition, Section 1701.13(E)(5)(a) requires a corporation to pay any expenses, including attorney’s fees, of a director in defending an action, suit, or proceeding referred to above as they are incurred, in advance of the final disposition of the action, suit, or proceeding, upon receipt of an undertaking by or on behalf of the director in which he agrees to both (i) repay such amount if it is proved by clear and convincing evidence in a court of competent jurisdiction that his action or failure to act involved an act or omission undertaken with deliberate intent to cause injury to the corporation or undertaken with reckless disregard for the best interests of the corporation and (ii) reasonably cooperate with the corporation concerning the action, suit, or proceeding.

The indemnification provided by Section 1701.13(E) shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under the articles of incorporation or code of regulations of the Registrant.

The code of regulations of the Registrant provides that the Registrant shall indemnify each director and each officer of the Registrant, and each person employed by the Registrant who serves at the written request of the President of the Registrant as a director, trustee, officer, employee or agent of another corporation, domestic or foreign, nonprofit or for profit, partnership, joint venture, trust or other enterprise, to the full extent permitted by Ohio law, subject to the limits of applicable federal law and regulation. The Registrant may indemnify assistant officers, employees and others by action of the Board of Directors to the extent permitted by Ohio law, subject to the limits of applicable federal law and regulation.

The Registrant carries directors’ and officers’ liability insurance coverage which insures its directors and officers and the directors and officers of its subsidiaries in certain circumstances.

ITEM 7.	EXEMPTION FROM REGISTRATION CLAIMED

Not applicable.

ITEM 8.	EXHIBITS

The list of exhibits is set forth under “Exhibit Index” immediately preceding the signature pages hereto and is incorporated by reference herein.

ITEM 9.	UNDERTAKINGS

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in this Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit No.	Description

4.1	MB Financial, Inc. Non-Stock Deferred Compensation Plan*

5.1	Opinion of Counsel*

23.1	Consent of Counsel (included in Exhibit 5.1)*

23.2	Consent of Deloitte & Touche LLP*

24.1	Power of Attorney (set forth on signature page)*

*	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cincinnati, State of Ohio on March 25, 2019.

FIFTH THIRD BANCORP

By:	/s/ Greg D. Carmichael
Greg D. Carmichael
Chairman of the Board, President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Greg D. Carmichael his or her true and lawful attorney-in-fact, with full power of substitution, for him or her in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all annexes and exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing requisite and necessary to be done and hereby ratifying and confirming all that each of said attorney-in-fact, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on March 25, 2019.

Name	Title

/s/ Greg D. Carmichael Greg D. Carmichael	Chairman of the Board, President and Chief Executive Officer (Principal Executive Officer)

/s/ Tayfun Tuzun Tayfun Tuzun	Executive Vice President and Chief Financial Officer (Principal Financial Officer)

/s/ Mark D. Hazel Mark D. Hazel	Senior Vice President and Controller (Principal Accounting Officer)

/s/ Nicholas K. Akins Nicholas K. Akins	Director

/s/ B. Evan Bayh III B. Evan Bayh III	Director

/s/ Jorge L. Benitez Jorge L. Benitez	Director

/s/ Katherine B. Blackburn	Director
Katherine B. Blackburn

/s/ Emerson L. Brumback Emerson L. Brumback	Director

/s/ Jerry W. Burris Jerry W. Burris	Director

C. Bryan Daniels	Director

Thomas H. Harvey	Director

/s/ Gary R. Heminger Gary R. Heminger	Director

/s/ Jewell D. Hoover Jewell D. Hoover	Director

/s/ Eileen A. Mallesch Eileen A. Mallesch	Director

/s/ Michael B. McCallister Michael B. McCallister	Director

/s/ Marsha C. Williams Marsha C. Williams	Director